Exhibit 99

RE: Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR APPROVAL ONLY
MONDAY, MARCH 7, 2008
RAVEN INDUSTRIES REPORTS RECORD FISCAL 2008 RESULTS
Continued Strength in Flow Controls
Leads to New Highs in Revenues and Earnings
SIOUX FALLS, SD—March 12, 2008—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported that a strong performance from its Flow Controls Division led to its fifth-consecutive annual record for revenues and earnings for the year ended January 31, 2008. Fourth quarter sales and earnings also increased.
Gains for Year, Fourth Quarter
Sales for the most recent 12 months reached $234.0 million, up 8 percent from $217.5 million a year ago. This was largely due to the continued growth momentum of its ag-based Flow Controls Division, and assisted by sales increases at Aerostar. These results were partially offset by the weakening construction and home-improvement markets that led to lower operating results in the Engineered Films and Electronic Systems divisions. Net income for the latest 12 months grew 9 percent to $27.8 million, or $1.53 per diluted share, from $25.4 million, or $1.39 per diluted share.
Fourth quarter sales rose 14 percent to $58.4 million from $51.2 million in the same period last year. Net income was $6.0 million, or 33 cents per diluted share, 3 percent higher than the $5.8 million, or 32 cents per share, earned in the prior year’s three months.
“Our Flow Controls Division is leveraging a very strong agricultural market by introducing a record number of products while experiencing solid demand for its entire line,” said Ronald M. Moquist, chief executive officer. “While Aerostar is a much smaller operation, it showed significant improvement as it began production and shipping on key military contracts for parachutes and protective wear, and increased its deliveries of high-altitude research balloons.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Engineered Films Faces Challenges
Engineered Films Division sales for the latest year were $84.8 million, down 7 percent from $91.1 million, which included $9.9 million of disaster film revenues that were not repeated this year. Annual operating income was $17.7 million compared with $23.4 million. The 25 percent decrease resulted from a lower margin product mix, and competitive pricing that prevented the division from recovering the increased costs of plastic resin used to create films.
For the fourth quarter, sales were up 1 percent to $20.0 million in contrast to $19.7 million. Operating income decreased 21 percent to $3.4 million versus $4.3 million in last year’s fourth quarter.
“With the lack of disaster film revenues, we knew sales would be lower than in the previous year,” said Moquist. “Two other factors made matters worse this past year: rising material costs and competitive pricing pressure in the construction market.
“While we cannot predict when the construction market will improve, I am more confident than ever that the manufacturing capacity and capability we added over the past 18 months will be the driver for profitable future growth,” he added. “We are using our new extrusion lines to create higher value-added and more complex films with higher margins. One example is our new radon gas barrier for residential construction, which in tests successfully reduced the flow of this gas by a statistically significant amount. Our new geomembrane products also serve a growing market for high-performance barrier films in landfills and water storage.”
Flow Controls Sets Records
Flow Controls Division sales for the year expanded 41 percent to $64.3 million from $45.5 million. This included a 42 percent increase in international sales, which represent 16 percent of the division’s revenues. Operating income of $19.1 million was 89 percent higher than the $10.1 million seen a year ago.
In the fourth quarter, sales rose 59 percent to $16.6 million from $10.4 million. This caused operating income to more than double the $2.1 million for last year’s three months, reaching $4.5 million.
“The emphasis on renewable fuels is helping to drive strong crop prices in North America,” Moquist explained. “This situation, combined with higher input costs for growers, is driving demand for greater farm productivity, which is the sweet spot for our Flow Control products. Among the new products we introduced last year was the Cruizer™. This low-cost GPS (global positioning system) guidance system is designed for farmers who are just starting to adopt precision agriculture practices, and sells for about half the price of competing products. Reaction from the market has been very positive, and we began shipping our first units in the fourth quarter.”
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Electronic Systems Posts Mixed Results
Electronic Systems Division sales were $67.6 million, up 2 percent from $66.3 million for the prior year. Operating income for the latest year was $10.3 million, off 5 percent from $10.9 million.
Sales in the latest fourth quarter were $16.2 million, down 4 percent from $17.0 million. Operating income decreased 34 percent to $1.9 million from $2.9 million for last year’s fourth quarter.
“The downturn in new home construction and home improvements is negatively affecting associated markets such as furniture and bed sales,” Moquist stated. “As a result, our electronic bed control sales were down 20 percent for the year. For the first nine months, the impact of this situation was offset by a very favorable product mix.”
Aerostar Posts Significant Increases in Sales, Operating Income
Aerostar’s sales grew 18 percent to $17.3 million for the year, compared with $14.7 million a year ago. Operating income for the most recent year more than doubled, reaching $1.5 million versus $707,000.
In the fourth quarter, sales of $5.6 million compared with $4.1 million, a 36 percent rise. Start-up costs on new contracts held operating income growth to 8 percent, reaching $689,000 as compared with $638,000 for the year-ago three months. This represented the sixth-consecutive profitable quarter for Aerostar.
“The long delay on the MC-6 Army parachutes came to an end, and these began shipping in the fourth quarter,” Moquist said. “We expect to see margins improve on this order beginning in the first quarter, as production ramps up on this two-year, $14 million contract. We received a $6.1 million one-year Army contract for fuel handler coveralls that also began to ship in the fourth quarter. In addition, we experienced great interest in our research balloons. In January 2008, three Aerostar stratospheric balloons helped NASA set a record: flying 13,000 pounds of scientific equipment over Antarctica for more than 1,700 hours.”
Strong Balance Sheet and Cash Flows
Cash and investment balances were $22.8 million at January 31, 2008, more than double the $10.8 million a year ago, primarily due to strong operating cash flows and modest capital investment levels. Higher Flow Controls sales were the primary reason that accounts receivable rose 17 percent to $36.5 million from last year’s $31.3 million, and inventory increased 30 percent to $36.5 million during the latest year.
Operating cash flows for the year were $27.2 million in contrast to the prior year’s $26.3 million. Cash used for capital expenditures in the latest period declined to $6.6 million from $16.5 million, which reflected the prior year’s significant investments in Engineered Films extrusion capacity. This also placed capital expenditures below depreciation and amortization for the year, which was $7.3 million. Cash dividends grew by 22 percent from a year ago, to $8.0 million, or 44 cents per share.
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Solid Business Model Should Lead to Another Record Year
“A year ago, we were talking about an expected turnaround in the ag market that we could use as a springboard to another year of record performance at Raven,” Moquist commented. “This materialized and was the main reason behind our improved results for the year. It also demonstrates the benefits of our business model: that advances in one area can offset temporary setbacks in others. The net result is growth in earnings, cash flows, and shareholders’ equity along with continuous investment in our future.
“We believe the Flow Controls Division will see strong results in the current year,” he continued. “This operation is well positioned to meet the growing demand for precision agricultural products in North America and abroad. On the other hand, we expect another challenging year for Engineered Films. Pricing pressure and volatile resin prices are expected to continue impacting margins at least through the first half. However, we expect to generate revenue growth this year both from innovative new products and serving markets that remain strong, such as energy — where our pond liners and pit liners enjoy steady demand by oilfield services companies.
“The Electronic Systems Division is expected to see continuing reductions in operating income in the coming year. The division faces near-term challenges in replacing the $7 million in revenue from a customer that is moving its manufacturing elsewhere after being acquired. The slowdown in bed control sales will be another negative offset,” Moquist added. “However, we believe our low volume/high mix manufacturing services offer great value in the market, based on new opportunities we are presently pursuing. Until we can rebuild the lost sales volume, we will see higher fixed costs as a percentage of revenues as we maintain the critical skills and relationships that are the core of this business. That will make their first quarter comparison particularly difficult this year. Aerostar should see more than a redoubling of its operating income. This division already has contracts in place for its planned sales of parachutes and protective wear. Interest in high-altitude research balloons and our new tethered aerostats is very strong.
“Our first quarter performance should reflect the strength and seasonality of Flow Controls and solid improvements from Aerostar. This should more than offset expected weakness in Engineered Films and Electronic Systems. Growth prospects for the remainder of the year will depend more heavily on the ability of Engineered Films to gain traction with new products and new customers and Electronic Systems to win new projects. Our opportunities in the strong ag market and the continuing recovery of Aerostar fuel our expectations for another record year,” Moquist concluded.
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Raven Industries, Inc.
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About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Standard Time to discuss its year-end performance and outlook for the coming year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through March 18, 2008. To access the rebroadcast, dial 888-203-1112, and enter this passcode: 4354285. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers — any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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Raven Industries, Inc
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net sales	$58,359	$51,248	14%	$233,957	$217,529	8%
Cost of goods sold	45,291	38,920		174,809	162,647

Gross profit	13,068	12,328	6%	59,148	54,882	8%

Selling, general and administrative expenses	4,244	3,915		18,003	16,580

Operating income	8,824	8,413	5%	41,145	38,302	7%

Other income, net	(264)	(157)		(1,079)	(533)

Income before income taxes	9,088	8,570	6%	42,224	38,835	9%

Income taxes	3,067	2,726		14,422	13,394

Net income	$6,021	$5,844	3%	$27,802	$25,441	9%

Net income per common share:
-basic	$0.33	$0.32	3%	$1.54	$1.41	9%
-diluted	$0.33	$0.32	3%	$1.53	$1.39	10%

Weighted average common shares outstanding:
-basic	18,135	18,057		18,108	18,086
-diluted	18,208	18,197		18,204	18,273
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net Sales:
Engineered Films	$19,959	$19,743	1%	$84,783	$91,082	(7)%
Flow Controls	16,595	10,416	59%	64,291	45,515	41%
Electronic Systems	16,246	17,002	(4)%	67,609	66,278	2%
Aerostar	5,559	4,087	36%	17,274	14,654	18%

Total Company	$58,359	$51,248	14%	$233,957	$217,529	8%

Operating Income:
Engineered Films	$3,398	$4,312	(21)%	$17,655	$23,440	(25)%
Flow Controls	4,504	2,058	119%	19,102	10,111	89%
Electronic Systems	1,928	2,930	(34)%	10,349	10,850	(5)%
Aerostar	689	638	8%	1,506	707	113%

Total Segment Income	10,519	9,938		48,612	45,108
Corporate Expenses	(1,695)	(1,525)	(11)%	(7,467)	(6,806)	(10)%

Total Company	$8,824	$8,413	5%	$41,145	$38,302	7%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31	January 31
	2008	2007
ASSETS
Cash, cash equivalents and short-term investments	$22,772	$10,783
Accounts receivable, net	36,538	31,336
Inventories	36,529	28,071
Other current assets	5,030	3,029

Total current assets	100,869	73,219

Property, plant and equipment, net	35,743	36,264
Other assets, net	11,249	10,281

	$147,861	$119,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,374	$6,093
Accrued and other liabilities	13,734	10,371

Total current liabilities	22,108	16,464

Other liabilities	7,478	5,032
Shareholders’ equity	118,275	98,268

	$147,861	$119,764

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	Twelve Months Ended January 31
	2008	2007
Cash flows from operating activities
Net income	$27,802	$25,441
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,344	5,885
Deferred income taxes	(779)	(293)
Other operating activities, net	(7,216)	(4,720)

Net cash provided by operating activities	27,151	26,313

Cash flows from investing activities
Capital expenditures	(6,635)	(16,522)
Other investing activities, net	2,202	(2,142)

Net cash used in investing activities	(4,433)	(18,664)

Cash flows from financing activities
Dividends paid	(7,966)	(6,507)
Purchase of treasury stock	(592)	(4,201)
Other financing activities, net	288	431

Net cash used in financing activities	(8,270)	(10,277)

Effect of exchange rate changes on cash	41	2

Net increase (decrease) in cash and cash equivalents	14,489	(2,626)
Cash and cash equivalents at beginning of period	6,783	9,409

Cash and cash equivalents at end of period	21,272	6,783
Short-term investments	1,500	4,000

Cash, cash equivalents and short-term investments	$22,772	$10,783

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